UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 15, 2006
BIG LOTS, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation or organization)	1-8897 (Commission File Number)	06-1119097 (I.R.S. Employer Identification No.)
300 Phillipi Road, Columbus, Ohio 43228
(Address of principal executive office) (Zip Code)
(614) 278-6800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On August 15, 2006, the Board of Directors (the “Board”) of Big Lots, Inc. (the “Company”), following a recommendation by the Nominating/Corporate Governance Committee, approved amendments to the compensation package provided to the Company’s non-employee directors. Specifically, the annual retainer for each director increased from $36,000 to $45,000, the annual retainer for the chair of the Audit Committee increased from $4,000 to $10,000, and the annual retainer for the chairs of the Compensation Committee and the Nominating/Corporate Governance Committee increased from $2,000 to $5,000. No other changes were made to the directors’ compensation package. This summary is qualified in its entirety by reference to the tabular presentation of the Big Lots, Inc. Non-Employee Director Compensation Package, effective August 15, 2006, attached to this Form 8-K as Exhibit 10.1.
Item 2.02 Results of Operations and Financial Condition.
On August 16, 2006, the Company issued a press release and conducted a conference call, both of which reported the Company’s unaudited results for the second quarter of fiscal year 2006, updated its share repurchase program, provided guidance for the third and fourth quarters of fiscal year 2006, revised its previously issued guidance for fiscal year 2006, announced the resignation of Ned Mansour from the Board and the election of Jeffrey P. Berger, and provided a reminder that the Company’s New York Stock Exchange ticker symbol will change to BIG on August 18, 2006. Attached as exhibits to this Form 8-K are copies of the Company’s August 16, 2006 press release (Exhibit 99.1) and the transcript of the Company’s August 16, 2006 conference call (Exhibit 99.2), including information concerning forward-looking statements and factors that may affect the Company’s future results. The information in Exhibits 99.1 and 99.2 is being furnished, not filed, pursuant to Item 2.02 of this Form 8-K. By furnishing the information in this Form 8-K and the attached exhibits, the Company is making no admission as to the materiality of any information in this Form 8-K or the exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, the Company’s $500.0 million five-year unsecured credit facility dated October 29, 2004 (the “2004 Credit Agreement”) provides the Company with access to revolving loans and includes a $30.0 million swing loan sub-limit, a $50.0 million bid loan sub-limit, and a $150.0 million letter of credit sub-limit. At August 17, 2006, the total indebtedness under the 2004 Credit Agreement was $72.5 million, which was comprised of $15.0 million in revolving credit loans, no swing loans or bid loans, and $57.5 million in letters of credit. Through mid-September 2006, the Company expects that borrowings and letters of credit will rise with the peak during that period to be approximately $175.0 million. Given the seasonality of the Company’s business, the amount of borrowings under the 2004 Credit Agreement may fluctuate materially depending on various factors, including the time of year and the Company’s need to acquire merchandise inventory.
The 2004 Credit Agreement permits, at the Company’s option, borrowings at various interest rate options based on the prime rate or London Interbank Offering Rate plus applicable margin. The 2004 Credit Agreement also permits, as applicable, borrowings at various interest rate options mutually agreed upon by the Company and the lenders. The weighted average interest rate of the outstanding loans at August 17, 2006 was 6.1%. The Company typically repays and/or borrows on a daily basis in accordance with the terms of the 2004 Credit Agreement.
The 2004 Credit Agreement contains financial and other covenants, including, but not limited to, limitations on indebtedness, liens and investments, as well as the maintenance of two financial ratios — a leverage ratio and a fixed charge coverage ratio. A violation of these covenants could result in a default under the 2004 Credit Agreement which would permit the lenders to restrict the Company’s ability to further access the 2004 Credit Agreement for loans and letters of credit, and require the immediate repayment of any outstanding loans under the 2004 Credit Agreement.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b)	On August 15, 2006, Mr. Mansour resigned from the Board due to health related issues.

(d)	On August 15, 2006, Mr. Berger, 56, was elected to serve on the Board. Mr. Berger is the Executive Vice President, Global Foodservice and President and Chief Executive Officer, Heinz North America Foodservice, a world-wide manufacturer and marketer of processed food products.

Item 7.01 Regulation FD Disclosure.
In its August 16, 2006 press release, the Company issued a reminder that its New York Stock Exchange ticker symbol will change to BIG effective with trading on August 18, 2006.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits
Exhibits marked with an asterisk (*) are filed or furnished herewith. Exhibit 10.1 is a management contract or compensatory plan or arrangement.

Exhibit No.	Description

10.1*	Big Lots, Inc. Non-Employee Director Compensation Package, effective August 15, 2006.

99.1*	Big Lots, Inc. press release dated August 16, 2006.

99.2*	Transcript of Big Lots, Inc. conference call dated August 16, 2006.
Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.
Dated: August 21, 2006	By:	/s/ Charles W. Haubiel II
Charles W. Haubiel II
Senior Vice President, General Counsel and Corporate Secretary